Ever-Glory Announces Change in Auditors

Nanjing, China, December 31, 2008 – Ever-Glory International Group, Inc. (the “Company,” “Ever-Glory”) (NYSE Alternext US: EVK), a leading apparel supply chain manager and retailer in China, today announced that the Audit Committee，with the approval and authorization of its Board of Directors has selected GHP Horwath, P.C. (“GHP Horwath”) to serve as its independent auditor for the Company’s fisical year ending December 31, 2008, subject to GHP Horwath’s client acceptance procedures. GHP Horwath replaces the Company’s previous independent auditor, Moore Stephens Wurth Frazer and Torbet, LLP (“Moore Stephens”).

"Throughout its tenure, Moore Stephens has provided Ever-Glory with excellent, professional service," said Ms. Emily Guo, Ever-Glory’s Chief Financial Officer. “Moore Stephens provided us with a quality audit, with no disagreements on accounting principles or practice, financial statement disclosure or auditing scope or procedure. However, after completing a review, the Board of Directors has concluded that GHP Horwath will offer our shareholders the best combination of cost and quality. We look forward to working with the professionals at GHP Horwath.”

The change was recommended by Ever-Glory’s Audit Committee and approved by the Board of Directors.

About GHP Horwath, PC
GHP Horwath, P.C., a member of The GHP Financial Group, is one of Colorado’s leading independent certified public accounting and business advisory firms. The firm provides comprehensive services on a local, national, and global scale for companies in a range of industries, and for executives, professionals, and individuals worldwide. As a member of Horwath International, one of the largest global professional service organizations, the firm has access to more than 120 independent member firms operating from over 430 offices around the world.

About Ever-Glory International Group, Inc.
Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel company listed on the American Stock Exchange, and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. The Company maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as “LA GO GO.”

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Information

Company Contact
Ever-Glory International Group, Inc.
In the U.S.:
Angel Zhang
Tel: +1-646-385-5222

In Asia:
Yan Guo
Tel: +86-25-5209-6222

Investor Relations:
ICR, Inc.
In the U.S.:
Abbie Gellman
Tel: +1-203-682-8200

In Asia:
Bill Zima & Annie Chen
Tel: +86-10-8523-3087